Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Three and Nine Months Ended March 31, 2017

Cincinnati, Ohio – May 15, 2017 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $1.2 million, or $1.46 per diluted share, for the three months ended March 31, 2017. Net income increased by $578,000, or 86.4%, compared to net income of $669,000, or $0.83 per diluted share, for the three months ended March 31, 2016.

The Company reported net income of $1.4 million, or $1.73 per diluted share, for the nine months ended March 31, 2017, an increase of $705,000, or 95.4%, compared to net income of $739,000, or $0.92 per diluted share, for the nine months ended March 31, 2016.

The increase in net income for the three months ended March 31, 2017, compared to the same quarter ended March 31, 2016, was due primarily to recognition of a $1.3 million tax benefit related to the reversal of the remaining balance of the impairment valuation allowance on the Company’s deferred tax asset (the Company recognized a $680,000 partial reversal of the valuation allowance in the period ended March 31, 2016), along with an increase of $146,000 in net interest income, which were partially offset by a decrease of $64,000 in noninterest income, and a $168,000 increase in noninterest expense. Interest income increased $134,000, or 13.4%, for the three months ended March 31, 2017, compared to the three months ended March 31, 2016, primarily due to a $154,000 increase in interest on loans, as a result of a $15.5 million, or 16.0%, increase in the average outstanding balance of loans. Total interest expense decreased $12,000, or 3.9%, for the three months ended March 31, 2017, compared to the three months ended March 31, 2016, due primarily to a decrease in interest expense on deposits of $27,000, or 12.0%. Non-interest income decreased $64,000, or 36.6%, for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, primarily due to a $51,000 decrease in gain on sale of loans. Noninterest expense increased $168,000, or 19.1%, for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. This increase was primarily due to increases of $157,000, or 30.4%, in salaries, employee benefits and directors’ fees expenses, as the Company increased bonus, incentive and stock-based compensation; $13,000, or 20.0%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location which opened in September 2015; and $22,000, or 61.1%, in data processing expense, along with additional costs related to the Company’s overall growth.

The increase in net income for the nine months ended March 31, 2017, compared to the same period ended March 31, 2016, was due primarily to recognition of the $1.3 million tax benefit related to the reversal of the impairment valuation allowance on the Company’s deferred tax asset, along with increases of $380,000 in net interest income and $99,000 in noninterest income, which were partially offset by a $418,000 increase in noninterest expense. Interest income increased $338,000, or 11.4%, for the nine months ended March 31, 2017, compared to the nine months ended March 31, 2016, primarily due to a $383,000 increase in interest on loans, as a result of a $12.2 million, or 12.6%, increase in the average outstanding balance of loans. Total interest expense decreased $42,000, or 4.6%, for the nine months ended March 31, 2017, compared to the nine months ended March 31, 2016, due primarily to a decrease in interest expense on deposits of $67,000, or 10.2%. Noninterest income increased $99,000, or 33.3%, for the nine months ended March 31, 2017 over the nine months ended March 31, 2016, primarily due to a $124,000 increase in gain on sale of loans. Noninterest expense increased $418,000, or 18.3%, for the nine months ended March 31, 2017 compared to the nine months ended March 31, 2016. This increase was primarily due to increases of $306,000, or 23.5%, in salaries, employee benefits and directors’ fees expenses, as the Company increased bonus, incentive and stock-based compensation; $57,000, or 37.0%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location, which opened in September 2015; and $75,000, or 73.5%, in data processing expense, along with additional costs related to the Company’s overall growth.

The Company reported total assets of $136.4 million at March 31, 2017, an increase of $17.4 million, or 14.6%, over June 30, 2016. Total loans, including loans held for sale, increased by 12.6% to $114.6 million; total deposits increased by 15.5% to $89.2 million; and stockholders’ equity increased by 6.6% to $17.2 million at March 31, 2017 compared to June 30, 2016.

Total nonperforming loans were $885,000 and $1.2 million at March 31, 2017 and June 30, 2016, respectively. Classified loans totaled $1.2 million at March 31, 2017, compared to $1.5 million at June 30, 2016, and total loans past due greater than 30 days were $412,000 and $601,000 at those respective dates. The Company had net recoveries totaling $3,000 for the nine months ended March 31, 2017, compared to net recoveries of $18,000 for the nine months ended March 31, 2016. As a percentage of nonperforming loans, the allowance for loan losses was 185.1% at March 31, 2017, compared to 135.2% at June 30, 2016.

The Company’s deferred tax asset totaled $2.1 million at March 31, 2017. Should the corporate income tax rate be reduced through legislation enacted by the U.S. Government from the current 34% level, the Company would be required to adjust the carrying value of the deferred tax asset using the new tax rate, which would result in a charge to earnings in the period such legislation is enacted.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion, which was completed effective January 29, 2015. The Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million. In March 2017, the Company declared a $0.50 per share special cash dividend on its common stock, which was paid on April 28, 2017.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission (“SEC”), including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2016. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the SEC.

MW Bancorp, Inc.

Condensed Consolidated Balance Sheets

March 31, 2017 and June 30, 2016

(In thousands, except share data)

	March 31,	June 30,
Assets	2017	2016
	(Unaudited)

Cash and cash equivalents	$7,704	$3,672
Interest-bearing time deposits in other financial institutions	100	2,100
Available-for-sale securities	4,266	3,465
Held-to-maturity securities	288	986
Loans held for sale	-	1,763
Loans, net of allowance for loan losses of $1,638 and $1,635	114,575	99,946
Premises and equipment, net	1,924	1,158
Federal Home Loan Bank stock, at cost	1,192	1,192
Other assets	4,208	4,012
Deferred tax assets, net	2,117	713

Total assets	$136,374	$119,007

Liabilities and Shareholders' Equity

Liabilities
Deposits	$89,218	$77,214
Federal Home Loan Bank advances	28,848	25,319
Other liabilities	1,127	350

Total liabilities	119,193	102,883

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	7,994	7,835
Shares acquired by ESOP	(627)	(666)
Unearned compensation - restricted stock awards	(535)	(429)
Retained earnings	10,666	9,756
Accumulated other comprehensive loss	(24)	(79)
Treasury stock	(302)	(302)

Total shareholders' equity	17,181	16,124

Total liabilities and shareholders' equity	$136,374	$119,007

MW Bancorp, Inc.

Condensed Consolidated Statements of Income

For the Three and Nine Months Ended March 31, 2017 and 2016

(In thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(Unaudited)

Interest Income
Loans, including fees	$1,090	$936	$3,161	$2,778
Investment securities	19	25	50	76
Interest-bearing deposits	26	40	85	104

Total interest income	1,135	1,001	3,296	2,958

Interest Expense
Deposits	198	225	588	655
Federal Home Loan Bank advances	98	83	274	249

Total interest expense	296	308	862	904

Net Interest Income	839	693	2,434	2,054

Provision for Loan Losses	-	-	-	13

Net Interest Income After Provision for Loan Losses	839	693	2,434	2,041

Noninterest Income
Gain on sale of loans	70	121	297	173
Gain on sale of foreclosed assets	-	21	-	21
Income from Bank owned life insurance	23	24	70	70
Other operating	18	9	29	33

Total noninterest income	111	175	396	297

Noninterest Expense
Salaries, employee benefits and directors' fees	674	517	1,607	1,301
Occupancy and equipment	78	65	211	154
Data processing	58	36	177	102
Franchise taxes	33	32	96	64
FDIC insurance premiums	9	17	30	52
Professional services	76	98	235	291
Advertising	27	5	54	39
Office supplies	14	12	41	38
Business entertainment	10	13	36	35
Other	68	84	210	203
			-
Total noninterest expense	1,047	879	2,697	2,279

Income (Loss) Before Federal Income Tax Benefits	(97)	(11)	133	59

Federal Income Tax Benefits	(1,344)	(680)	(1,311)	(680)

Net Income	$1,247	$669	$1,444	$739

Basic earnings per share	$1.51	0.83	$1.76	$0.92
Diluted earnings per share	$1.46	0.83	$1.73	$0.92

Weighted-average shares outstanding
Basic	826,782	809,574	821,473	807,242
Diluted	853,291	809,574	837,310	807,242

MW Bancorp, Inc.

Selected Performance Ratios

At or For the Three and Nine Months Ended March 31, 2017 and 2016

	At or for the three months ended		At or for the nine months ended
	March 31,		March 31,
	2017	2016	2017	2016
Performance Ratios: (1)
Return on average assets (ratio of net income
to average total assets)	3.82%	2.26%	1.53%	0.85%
Return on average equity (ratio of net income
to average total equity)	30.64%	16.26%	11.90%	5.97%
Interest rate spread (2)	2.59%	2.25%	2.57%	2.30%
Net interest margin (3)	2.69%	2.42%	2.71%	2.45%
Loans to deposits	130.34%	123.62%	130.34%	123.62%
Average equity to average total assets	12.46%	13.91%	12.89%	14.30%

Asset Quality Ratios:
Non-performing assets to total assets	0.65%	0.83%	0.65%	0.83%
Non-performing loans to total loans	0.76%	1.00%	0.76%	1.00%
Allowance for loan losses to non-performing loans	185.08%	165.28%	185.08%	165.28%
Allowance for loan losses to total loans	1.41%	1.66%	1.41%	1.66%
Net charge-offs (recoveries) to average outstanding loans	0.00%	(0.01)%	0.00%	(0.02)%

Capital ratios:
Equity to total assets at period end	12.60%	13.81%	12.60%	13.81%
Total capital to risk weighted assets (4)	16.69%	20.48%	16.69%	20.48%
Tier 1 capital to risk-weighted assets (4)	15.43%	19.21%	15.43%	19.21%
Common equity to risk-weighted assets (4)	15.43%	19.21%	15.43%	19.21%
Tier 1 capital to average assets (4)	11.64%	12.12%	11.64%	12.12%

(1)	Ratios are annualized where applicable.
(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	Bank only capital ratios are presented.